Exhibit 10a





                               INDENTURE OF LEASE

                                 BY AND BETWEEN

                            RIVERTECH ASSOCIATES LLC

                                   ("LESSOR")

                                       AND

                                  DYNAGEN, INC.

                                   ("LESSEE")


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                           RIVERSIDE TECHNOLOGY CENTER

                               840 MEMORIAL DRIVE
                            CAMBRIDGE, MASSACHUSETTS


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Lease Dated July 1, 1997









                           RIVERSIDE TECHNOLOGY CENTER
                                COMMERCIAL LEASE
                                     BETWEEN
                            RIVERTECH ASSOCIATES, LLC
                                       AND
                                  DYNAGEN, INC.

         Agreement entered into this 1st day of July, 1997 in consideration of the covenants and other benefits herein contained, the receipt and sufficiency of said consideration being hereby acknowledged.

         Rivertech Associates LLC, a Massachusetts limited liability company, c/o The Abbey Group 575 Boylston Street Boston, MA 02116 (herein "LESSOR"), does hereby lease to DynaGen, Inc., a Delaware corporation having its principal place of business at 99 Erie Street Cambridge, Massachusetts 02139, (herein "Lessee"), and LESSEE does hereby lease from said LESSOR, certain space located at 840 Memorial Drive, Cambridge, Massachusetts (herein "Building"), being that portion of the forth floor of the Building shown on Exhibit A attached hereto (herein, "Lease Plan') consisting of approximately 12,262 rentable square feet as appearing on said Lease Plan, (the "Leased or Premises" or "Premises"); with the right in common with others in the Building to use (a) the parking areas on the parcel of land on which the Building is located or otherwise serving the Building (as said parking areas are expressly contemplated herein); (b) the driveways and walkways necessary for access to the Building or such parking areas; (c ) the entrances, lobbies, stairs, passenger elevators and corridors necessary for access to the Premises; (d) the loading docks and freight elevators in the Building or such parking areas; (c) Premises; (d) the loading docks and freight elevators in the Building, subject to LESSOR's reasonable rules and regulations promulgated according to section 24 of this Lease; (e) the lavatories on the fourth floor of the Building; (f) the heating, ventilation, air conditioning, plumbing, electrical, emergency and other mechanical systems and equipment serving the Premises in common with other portions of the Building (as more specifically set forth herein); and (g) such other common areas and facilities as LESSOR may designate from time to time (collectively, the "Common Areas").

         1. TERM. LESSEE leases the Leased Premises for an original Term of five
(5) years (herein, "Lease Term"). The Term of the Lease shall begin on the Commencement Date (as hereinafter defined), and shall end on the last day of the calendar month which is sixty (60) full calendar months therefrom (the "Termination Date").

         The first full twelve (12) month period following the Commencement Date (or, if the Commencement Date occurs on a date other than the first day of a calendar month, the first day of the first calendar month after the Commencement Date occurs) and each subsequent twelve month period during the Lease Term shall be called "Lease Years". To the extent the Commencement Date occurs on any date other than the first of any month, the first Lease Year shall be enlarged to include the period between the Commencement Date and the beginning of the first full month of the Lease Term.

         The Commencement Date shall be that date upon which the LESSOR delivers the Office Space (as hereinafter defined) to LESSEE, as evidenced by LESSOR's tender of its Phase I Delivery Notice as contemplated by paragraph 33 hereof, in broom clean condition, and free of all tenants and occupants, and with Phase I substantially complete (as those terms are hereinafter defined).

         For example, if the Commencement Date is September 15, 1997, the first Lease year begins on October 1, 1997 and ends September 30, 1998; the second Lease Year begins on October 1, 1998 and ends September 30, 1999; and so on up to the Termination Date of September 30, 2002.

         2. RENT. Beginning as of the Commencement Date, LESSEE shall pay to LESSOR rent at an annual rate pursuant to the schedule below during each Lease Year (or portion thereof as the case may be) of the Lease Term hereof, (herein, "Annual Base Rent"). Annual Base Rent shall be payable, in advance, in equal monthly installments, due on the first day of each calendar month, pursuant to the schedule below.

         Notwithstanding any other provision of this Lease, because Annual Base Rent is to be paid on the basis of a "Lease Year" which is defined above as the first consecutive twelve (12) months after the Commencement Date, and because the Commencement Date may be a date other than the first day of a calendar month, there shall be an incremental installment (or installments) of rent (the "Interim Rent'), which is based on Annual Base Rent for the first Lease Year as set forth in the schedule below and reflective of the delivery of the Demised Premises in two phases; determined as follows:

         The monthly installment of Interim Rent shall consist of Phase I Rent and Phase II Rent. Rent due for each applicable month from the Commencement Date (i.e. the "Phase I Delivery Date") until the Phase II Delivery Date shall be $26,142.53 (the "Phase I Rent"); and accordingly, that monthly rate equals a per diem rate of $871.42. The "Phase II Delivery Date" shall be that date upon which the LESSOR delivers the balance of the Leased Premises other than the Office Space, to LESSEE, as evidenced by LESSOR's tender of its Phase II Delivery
Notice as contemplated by paragraph 33 hereof, in broom clean condition, and free of all tenants and occupants, and with Phase II substantially complete (as those terms are hereinafter defined). LESSEE shall pay to LESSOR Phase I Rent based on the above stated per diem rate, for each day between the Commencement Date and the Phase II Delivery Date. (Payment shall be made in advance, by the first of each calendar month, in the full amount of the Phase I Rent, (for each month starting September 1, 1997 where the Phase II Delivery Date has not yet occurred) with there to be an appropriate adjustment made by any portions of that month where Interim Rent consists of Phase I Rent and Phase II Rent, said adjustment to be added to or subtracted from the first installment of Annual Base Rent due the next full calendar month, and promptly credited or paid as the case may be). Additionally, for the balance of any calendar month in which the Phase II Delivery Date occurs, through the end of said calendar month, LESSEE's payment of Interim Rent shall be based on the full Annual Base Rent for the first Lease Year pursuant to the schedule below, in a monthly amount of $34,231.42 (the "Phase II Rent"), and accordingly, that monthly rate equals a per diem rate of $1,141.05. LESSEE shall pay to LESSOR Phase II Rent based on the above stated per diem rate, for each day between the Phase II Delivery Date through the last day of the calendar month. The next payment then due shall be the first monthly installment of Annual Base Rent on or before the first of the calendar month.

         Any and all charges for Additional Operating Expense Rent and other Additional Rent as hereinafter defined and due after the Commencement Date shall also be prorated on a daily basis reflective of the space delivered.

         All payments of Interim Rent (i.e. Phase I Rent and Phase II Rent) and Annual Base Rent; and also Additional Operating Expense Rent, Additional Tax Escalation Rent, and any and all other sums and may be due from LESSEE to LESSOR under this Lease, all of which shall be deemed "Additional Rent'; (the foregoing to be singularly as to any item or collectively referred to herein as "Rent") shall be made to LESSOR's agent, the Abbey Corporation, 575 Boylston Street, Boston, Massachusetts 02116 or to such other agent or at such other place as LESSOR may designate in writing.

         LESSEE shall pay interest from the date due, at an annual rate of fifteen (15%) percent for any installments of Annual Base Rent, or Additional Rent or other payments due from LESSEE to LESSOR which are not received by LESSOR within ten days after written notice from LESSOR that Annual Base Rent, or Additional Rent or other payments were not received

                       SCHEDULE OF ANNUAL BASE RENT

     Lease Year               Annual Base Rent           Monthly Installment

    Lease Year 1                 $410,777.00                $34,231.42
    Lease Year 2                 $416,908.00                $34,742.33
    Lease Year 3                 $423,039.00                $35,253.25
    Lease Year 4                 $429,170.00                $35,764.17
    Lease Year 5                 $435,301.00                $36,275.08


         3. ADDITIONAL RENT. (Operating Expenses). Commencing as of the Commencement Date, LESSEE, in addition to the sums payable to LESSOR as Annual Base Rent as determined in Section 2 hereof, shall pay to LESSOR for each calendar year (or portion thereof, as applicable) of the Lease Term, as additional rent, LESSEE's Allocable percentage (as hereinafter defined) of any and all increases in operating expenses attributable to the Building for said year of the Lease Term (herein, "Additional Operating Expense Rent').

         The base from which the amount of any increases in operating expenses shall be determined is the operating expense schedule compiled and calculated by LESSOR, representing actual operating expenses for calendar year 1996, as set forth as Exhibit B attached hereto and incorporated herein, which LESSOR represents a complete and correct summary of said operating expense amounts.
LESSEE's payment shall be prorated if the Lease commences or is terminated (without breach) during any fiscal year.

         Solely for the purpose of calculating LESSEE's Allocable Percentage of increases in operating expenses over those shown in Exhibit B hereto, operating expense increases shall not include the following: The costs of LESSEE's improvements performed by LESSOR (if any), or as they may be approved by LESSOR in the future; all items and services for which LESSEE or any tenant specifically and directly reimburses LESSOR, or pays third persons at LESSOR's directions; income or franchise taxes of the LESSOR; the costs incurred in any rehabilitation, reconstruction, or other work occasioned by any insured casualty, or by the exercise of the right of eminent domain, except to the extent of any so-called "deductible" amount under policies of insurance (not to exceed $25,000.00) or any costs actually incurred for which any insurance company does not reimburse or compensate LESSOR (unless LESSOR was required under this Lease to maintain insurance covering such costs); and those other items listed in Exhibit B-1 hereto Notwithstanding the foregoing, LESSOR reserves the right to claim as against LESSEE as provided under this Lease, or any other tenant or individual or entity for any and all costs and expenses caused directly or occasioned by their willful misconduct or other negligent or wrongful acts or omissions.

         Operating expense escalation is ordinarily invoiced to LESSEE by LESSOR in January of each calendar year. LESSEE shall not be responsible for payment of any increase in operating expense escalations for calendar year 1997 greater than five (5%) percent over said operating expenses for calendar year 1996. If the Lease Term includes any partial calendar year, the Additional Operating Expense Rent for such calendar year shall be prorated according to the fraction of the total days in such calendar year that are included in the Lease Term. LESSOR shall have the option to require LESSEE to pay the Additional Operating Expense Rent in any Lease year in equal monthly installments on the first day of each calendar month during the Lease Term; provided LESSOR first delivers to LESSEE its statement of the monthly amount due for the LEASE Year in question based on LESSOR's reasonable estimates. Within ninety (90) days after the end of each calendar year included within the Lease Term, LESSOR shall deliver to LESSEE a written statement of the actual operating expenses and the actual Additional Operating Expense Rent for such year. If such statement indicates that the actual Additional Operating Expense Rent for such calendar year exceeded LESSEE's estimated payments on account of Additional Operating Expense Rent for such calendar year, then LESSEE shall pay such excess to LESSOR within thirty (30) days of its receipt of such statement from LESSOR. If such statement indicates that LESSEE's estimated payments on account of

Additional  Operating  Expense Rent for such  calendar  year exceeded the actual
Additional Operating Expense Rent for such calendar year, LESSOR shall credit the excess against the next installment(s) of Additional Operating Expense Rent due from LESSEE, or at the end of the Lease Term pay such excess to LESSEE when delivering such statement to LESSEE.

         LESSEE's Allocable Percentage for the purpose of this Lease is 9.73%; provided however, for periods up to the Phase II Delivery Date, the Allocable Percentage to be applied shall be 7.75%.

         4. ADDITIONAL RENT (Tax Escalation). Commencing as of the Commencement Date, LESSEE, in addition to the sums payable to LESSOR as Annual Base Rent as determined in Section 2 hereof, and in addition to the sums payable to LESSOR as determined in Section 3 hereof, shall also pay to LESSOR as additional rent, LESSEE's Allocable Percentage of any increase in the real estate taxes levied against the Building and the land on which it is situated, above such real estate taxes for fiscal tax year 1997 whether such increase is caused by an increase in the tax rate, an increase in assessed value, or a change in the method of determining real estate taxes, ("Additional Tax Escalation Rent").

         The base from which the amount of any increase in taxes shall be determined from the rate and the assessment for fiscal tax year 1997, or, in the event LESSOR seeks and its granted an abatement of taxes (administratively or by appeal to the Appellate Tax Board and/or the courts) for FY 1997, the tax rate and assessment as abated, whichever results in a lower base year amount. The Additional Tax Escalation Rent shall be prorated if the Lease Term commences or terminates (without breach) during any fiscal year, accordingly to the fraction of the total days in such tax year that are included in the Lease Term.

         Notwithstanding the foregoing, LESSOR shall be under no obligation to file for any abatement of taxes for FY 1997 or any other fiscal year, and LESSEE shall pay the entire amount of Additional Tax Escalation Rent for any fiscal tax year as invoiced by LESSOR, receiving a rebate of such payments made by its based on its Allocable Percentage of any abated real estate taxes only if an abatement is sought and received by LESSOR for such fiscal tax year.

         LESSEE shall make payment within thirty (30) days of written notice from LESSOR that Additional Tax Escalation Rent sums are payable, which notice shall be accompanied by a copy of the tax bill.

         5. SECURITY DEPOSIT. Upon execution hereof, LESSEE shall post with LESSOR in the manner described below (and maintain at all times during the Lease Term and any Extended Term as hereinafter defined), a Security Deposit in the amount of Two Hundred Thousand ($200,000.00) Dollars, which shall be held as security for LESSEE's performance as herein provided, subject to reductions described below, with the balance to be returned to LESSEE at the end of this Lease Term (as may be extended); said reductions and return of any balance subject to LESSEE's satisfactory compliance with the terms and conditions hereof. The Security Deposit shall be posted at the option of the LESSEE from time to time (but not changed as to form more frequently than each Lease Year) as follows:

         (a) Two Hundred Thousand ($200,000.00) Dollars by certified or bank check (the "Cash Deposit"); or

         (b) Two Hundred Thousand ($200,000.00) Dollars by irrevocable stand-by Letter of Credit, drawn on Fleet Bank or another commercial bank having branches in Massachusetts, reasonably acceptable to LESSOR, (the "Letter of Credit"). If Lessee elects to post a Letter of Credit, the Letter of Credit shall: (i) name LESSOR as beneficiary; (ii) be for a term equal to the Lease Term (or any extended term, as and when appropriate); (iii) be cancelable only with a minimum 30 days prior notice to LESSOR; and (iv) substantially in the form attached hereto as Exhibit G and in all respects in form and substance reasonably satisfactory to LESSOR, which at LESSEE's election may provide therein for automatic direct reduction on the basis of the schedule set forth in subsection
(c) below.

         If LESSOR so draws upon the Letter of Credit or if LESSEE elects to post the Cash Deposit, LESSOR shall deposit the Cash Deposit in a separate account for such deposits, with no administrative costs or expenses thereof passed on to LESSEE, but interest thereon to inure to the benefit of LESSOR. If LESSEE has elected to post the Cash Deposit or LESSOR is holding any portion of the Security Deposit in a form other than a Letter of Credit, and if LESSEE thereafter delivers to LESSOR a Letter of Credit in the amount and otherwise then conforming to the requirements of this Section 5, LESSOR shall promptly pay over to LESSEE the entire balance of the Cash Deposit or such portion of the Security Deposit being held by LESSOR, absent any uncured default under the Lease. If LESSEE has elected to post the Letter of Credit and thereafter delivers to LESSOR the Cash Deposit, LESSOR shall promptly return the original Letter of Credit to LESSEE. If LESSEE defaults in the payment or performance of its obligations under this Lease, and such default continues after any applicable notice and the expiration of any applicable grace period, LESSOR shall have the right to draw upon and apply the Security Deposit to the extent necessary to cure such default. Within ten (10) days after the expiration of the Lease Term, as it may be extended, LESSOR shall give written notice to LESSEE of any defaults by LESSEE in the payment or performance of its obligations under this Lease. Within thirty (30) days after the expiration of the Lease Term, as it may be extended, LESSOR shall return the Security Deposit to LESSEE, less such amounts necessary to cure any then outstanding defaults claimed in the notice to LESSEE. If LESSEE thereafter within a reasonable time under the circumstances, cures said default, the Security Deposit shall be released to LESSEE.

         (c) Provided there is not then any material default by LESSEE in the payment or performance of its obligations under this Lease which continues after notice and the expiration of the applicable cure period, LESSEE at LESSEE's option may reduce the Security Deposit according to the following schedule:

Amount of Reduction                                                    Balance
-------------------                                                    -------

End of Lease Year 1                $35,000.00                       $165,000.00
End of Lease Year 2                $35,000.00                       $130,000.00
End of Lease Year 3                $35,000.00                       $ 95,000.00
End of Lease Year 4                $35,000.00                       $ 60,000.00
End of Lease Year 5                N/A                              $ 60,000.00

         6. USE OF PREMISES. LESSEE shall use the Lease Premises for general office, research and laboratory space only, which uses LESSOR warrants and represents are currently allowed under local zoning regulations (subject to compliance with federal, state and municipal safety, healthy, building, and sanitary codes and submission of confirming plans and specifications suitable for issuance of a building permit from the City of Cambridge and an appropriate occupancy permit upon completion of construction). LESSEE will use the Leased Premises in a careful, and safe and proper manner and will not do or permit any act or thing in the Leased Premises or do any act or thing in or affecting the Common Areas which is contrary to any legal or insurance requirement referred to in Section 17 hereof or which might impair the value of the Leased Premises or the Building or any part thereof or which constitutes a risk to the safety, health or well-being of other tenants in the Building or on the site, or creates a public or private nuisance or waste.

         7. UTILITIES. LESSOR shall provide at LESSOR's expense the building standard facilities for heat, ventilation, and air conditioning for the Leased Premises, and the common areas and facilities which LESSEE enjoys the right to use, as required for comfortable occupancy, during 8 AM to 6 PM each weekday, other than national or state holidays (herein "Normal Business Hours"). Any change in such hours by LESSOR for the Building generally shall inure as well to the benefit of the LESSEE. LESSOR shall provide electrical connections to the Leased Premises for general office, research, and laboratory purposes, pursuant to its build-out obligations set forth on Exhibit C hereto. If any operations or activities in the Leased Premises use electricity in excess of amounts customarily required for office purposes, LESSOR, in its discretion and at its expense, may install submeters to measure such usage separately. Notwithstanding any separate direct metering or general allocation, LESSEE shall pay all such charges for electricity used on the Leased Premises as it may be separately metered, or absent separate meters to the whole or part of the Leased Premises (for whatever reason) based on tenant's Allocable Percentage of the total electric bill, whichever or both as may be applicable, at the determination of the LESSOR. LESSOR shall determine said electrical charges in a uniform and non-discriminatory manner relative to other lessees in the Building similarly situated; and LESSEE shall pay its proportional share of said charges relative to all occupied space which is not billed to tenants on a separately metered basis. All such charges shall be based on the rates at which LESSOR is charged for electricity supplied to
the  Building  by  the  utility  company.   LESSOR  shall  maintain  an  average
temperature in the Building between 60 degrees Fahrenheit and 80 degrees Fahrenheit at all times and an average temperature in the Leased Premises generally between 68 degrees Fahrenheit and 76 degrees Fahrenheit during Normal Business Hours. LESSOR shall make available heat, ventilation, and air-conditioning as may be requested by LESSEE for the Leased Premises during hours other than Normal Business Hours ("Overtime HVAC"), and (subject to increase by the same percentage amount by which the standard electric rates are increased from time to time by the utility company), as billed by LESSOR and to be paid by LESSEE within thirty (30) days of said invoice. LESSEE shall give LESSOR 24 hours prior notice of any requirements for specialized overtime heating and air conditioning. LESSOR shall not be liable to LESSEE for any interruption, interference, damage or loss to LESSEE's business, research or experimentation occasioned as a result of any failure or interruption in the heating, ventilation, air conditioning, or electrical services or other utilities servicing the Building or the Leased Premises; unless caused by the willful misconduct or negligence of LESSOR; in which case all installments of Annual Base Rent and Additional Rent shall be abated based on the amount of space within the Leased premises which is not available to LESSEE for its business activities, if the failure or interruption continues for more than three (3) days after notice to LESSOR; and in which case LESSEE shall have a right to terminate this Lease if said failure resulting from LESSOR's willful misconduct or negligence continues for more than sixty (60) days after notice to LESSOR). No plumbing or electrical work of any type shall be done without LESSOR's approval which approval shall not be unreasonably withheld or delayed and the appropriate municipal permit and inspector's approval. Hot and cold water for domestic type sanitary purposes (only) shall be supplied by LESSOR at LESSOR's expense. LESSOR shall also supply working connections for non-potable laboratory water and water for other particularized uses in the Demised Premises; usage to be separately metered and paid for by LESSEE; and all charges for such separately metered water used by LESSEE to be based on the rate at which water/sewer charges are billed to the Building by the City of Cambridge.

         8. COMPLIANCE WITH LAWS. LESSEE acknowledges that no trade, occupation, or activity shall be conducted in the Leased Premises or use made thereof which will be unlawful, noisy or offensive, or contrary to any federal or state law or administrative regulations, or any municipal ordinance or regulations in force at any time in Cambridge. LESSEE shall keep all employees working in the Leased Premises covered with Worker's Compensation Insurance, as applicable. LESSEE shall be responsible for complying with the Occupational Safety and Health Act of 1970 and any amendments thereto, in connection with LESSEE's use of the Leased Premises. LESSEE shall strictly adhere to any and all federal, state, and municipal laws, ordinances, and regulations governing LESSEE's laboratory scientific experimentation. LESSEE shall be solely responsible for procuring and complying at all times with any and all necessary permits directly relating or incident to: the conduct of its office and research activities on the Premises; its scientific experimentation; and LESSEE's transportation, storage, handling, use and disposal of any low level radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials to, from or at the Leased Premises. LESSEE shall immediately give notice to LESSOR of any warnings or violations relative to the above received from any federal, state, or municipal agency or by any court of law, and shall immediately begin and diligently proceed to cure the conditions causing any such violations; and LESSOR shall permit LESSEE to cure said harm or hazard prior to any active intervention by LESSOR (except where such intervention is necessitated by the emergency nature or the harm or hazard; or where the harm or hazard impairs the value of the Building, (directly or as collateral on any debt); interferes with any other tenant's rights; or is required by any governmental agency or authority.

         LESSEE shall fully indemnify and hold harmless in al respects LESSOR from any and all claims, demands, losses, liabilities, and damages (including all necessary and reasonable expenses for contractors, consultants, environmental engineers, attorneys, and other professionals utilized by LESSOR to evaluate and remediate any hazard or harm which LESSEE has failed to cure after written notice from LESSOR; and further including any and all fines or fees assessed by any governmental agency relative to any hazard or harm to the extent directly arising from the conduct of LESSEE's research on the Leased Premises (especially relating to research involving hazardous substances),) resulting from LESSEE's obligations and responsibilities with respect to compliance with environmental laws and regulations and LESSEE'S obligations to cure, as set forth above and herein, except for any claims, demands, losses, liabilities and damages resulting from the acts or negligence of LESSOR or its agents or employees or independent contractors.

         LESSOR hereby represents and warrants to LESSEE that the Building and its heating, ventilation, air conditioning, plumbing, electrical, life safety and other mechanical systems and equipment comply with all applicable federal state and municipal laws, ordinances, and regulations. LESSOR shall maintain the Building and such systems and equipment in compliance with all such laws, ordinances and regulations, except to the extent governing the use of areas or premises controlled by LESSEE or any other tenants in the Building.

         LESSOR hereby represents and warrants to LESSEE that the Leased Premises and the building of which they are a part, (inclusive of the Common Areas) are, to the best of LESSOR's knowledge, in compliance with all applicable building, sanitary and zoning laws, ordinances and regulations, (including current applicable provisions of the Americans with Disabilities Act); and LESSOR has not been cited with any current and outstanding violations thereof. Additionally, LESSOR hereby represents and warrants relative to the Leased Premises and the building of which they are a part, (inclusive of Common Areas) that it has received no remediation notices pertaining to, nor are there any outstanding violations to the best of its knowledge of, the provisions of G.L. c.21E or the Massachusetts Contingency Plan; or any other environmental remediation statutes or regulations.

         9. FIRE AND OTHER INSURANCE. LESSEE shall not permit any use of the Leased Premises which will make voidable, increase any premium, or decrease any insurance on the Building and property of which the Leased Premises are a part, or on the contents of said Building, or which shall be contrary to any law, regulation, or order from time to time established or issued by the local Fire Department, or any similar body, or any restriction contained in any of LESSOR'S insurance policies as to the Building and property; provided however, LESSOR represents and warrants that LESSOR's insurance policies shall not contain any restrictions or LESSEE's use of the Premises for office, research and laboratory purposes and such use, per se,, shall not render such insurance voidable, increase any premium, or decrease any of LESSOR's coverages. LESSEE shall, on demand, reimburse LESSOR all extra insurance premiums caused by LESSEE's use of the Leased Premises other than for the office, research and laboratory purposes contemplated herein. LESSEE shall not vacate the Leased Premises or permit same to be unoccupied for more than thirty (30) days other than during LESSEE's customary non-business days or hours.

         10. MAINTENANCE OBLIGATIONS. LESSOR shall perform all normal maintenance, repairs and replacements necessary to keep in good condition and working order (a) the roof, foundation, structural columns and other structural elements of the Building, (b) the heating, ventilation, air conditioning, plumbing, electrical, life safety and other mechanical systems and equipment servicing the Building or the Common Areas, (c) the parking areas, (d) the driveways and walkways necessary for access to the Building and parking areas,
(e) the entrances, lobbies, stairs, passenger elevators and corridors necessary for access to the Leased Premises, (f) the loading docks and freight elevators in the Building, (g) the lavatories on the fourth floor, and (h) the Common Areas, generally. Notwithstanding the foregoing, any damage caused to the building or any of the aforesaid components caused by the careless, malicious, willful, or negligent acts of LESSEE; and chemical, water or corrosion damage on or emanating from the Leased Premises from any source within the control of LESSEE; shall be repaired by LESSOR and specifically and separately assessed as against LESSEE. LESSEE agrees to maintain at its expense all other elements and components to the Leased Premises in the same condition as they are at the commencement of the Term or as they may be put in during the Term of this lease, normal wear and tear and damage by fire or casualty or eminent domain only excepted, and whenever necessary, to replace light bulbs (after the first six months of the term), plate glass and other glass therein, acknowledging by acceptance of the delivered Leased Premises as of the Phase I Delivery Date and Phase II Delivery Date that the Leased Premises upon delivery are in good order (except for punchlist items, which are to be completed by LESSOR as contemplated in paragraph 33 hereof), and the light bulbs and glass whole. LESSEE will properly control or vent all solvents, degreasers, and the like and shall not cause the area surrounding the Leased Premises to be in anything other than a neat and clean condition, depositing all waste in appropriate receptacles. LESSEE shall not permit the Leased Premises to be overloaded, damaged, stripped or defaced, suffer any waste of the Leased Premises. Any maintenance which is the responsibility of LESSOR and which is necessitated by some specific aspect of LESSEE's negligent or reckless use of the Leased Premises shall be at LESSEE's expense, except to the extent LESSOR receives reimbursement for any such costs or expenses from an insurer. All maintenance provided by LESSOR shall be performed as reasonably required at

LESSOR's reasonable discretion and except for emergencies, during LESSOR's normal business hours. LESSEE may not keep any animals on the Leased Premises without prior written notice to the approval from LESSOR in each instance, which approval may be denied or conditioned in LESSOR's reasonable discretion. LESSEE shall be solely responsible for maintenance and operation of any and all of its systems installed by or for the LESSEE or servicing the Leased Premises exclusively, and shall waive any and all claims against LESSOR for any damage, impairment, or loss relative to these systems unless caused by the negligence or willful misconduct of LESSOR, its agents, employees and independent contractors. Specifically, LESSEE shall maintain, at its sole expense, and pay all charges for electrical service (according to section 7 of this Lease) and use of, the following: (a) LESSEE's customized "cold room" or "warm room" (if any) and all equipment associated with its operation, and (b) additional HVAC system (to the extent of the customization of the LESSOR's building standard HVAC system; (c) backflow preventers (other than the Building's standard equipment incorporated in the Building's general plumbing and life safety systems); (d) acid neutralization chip tanks; and (e) any other specialized equipment or mechanical systems serving the Leased Premises exclusively.

         11. ALTERATIONS. LESSEE shall not make structural alterations or additions of any kind to the Leased Premises, but may make nonstructural alterations provided LESSOR consents thereto in writing, said consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, LESSOR's consent shall not be required for any non-structural alterations or additions to the Leased Premises which (a) do not affect the structural elements of the Building, or the Building's heating, ventilation, or air conditioning, plumbing, mechanical, electrical, elevator, life safety or other common systems or Common Areas of the Building, and (b) do not cost more than $10,000.00 in any single instance. Plans and specifications shall be submitted by LESSEE to LESSOR in each instance where consent is required, in advance of any proposed work, in sufficient detail and scope to enable LESSOR to make a reasonable determination thereon. All such allowed alterations shall be at LESSEE's expense and shall be in quality at least equal to the present construction. If LESSOR performs any services for LESSEE in connection with such alterations or otherwise, any invoice therefore will be promptly paid. LESSEE shall not permit any mechanics liens, or similar liens, to remain upon the Leased Premises in connection with work of any character performed or claimed to have been performed at the direction of LESSEE and shall cause any such lien to be released, removed or bonded without cost to LESSOR, within twenty (20) days after completion of the work giving rise to such lien. LESSEE shall not permit any changes for labor or materials secured by any such liens to remain unpaid for more than thirty (30) days after receiving notice of such charges unless LESSEE protects LESSOR from any such liens by bond or other assurances reasonably satisfactory to LESSOR. Any alterations completed by LESSEE, including, without limitation, window blinds or other window treatment, shall be building standard unless LESSOR expressly agrees otherwise, which agreement shall not be unreasonably withheld or delayed. LESSOR shall have the right at any time to change the arrangement of parking areas, stairs, walkways or other common areas of the

Building of which the Leased Premises are a part, provided such changes do not interfere with LESSEE's use or access to such areas and facilities.

         Notwithstanding the foregoing, prior to the commencement of the Term hereof, and pursuant to Section 33, LESSOR shall, at its sole cost and expense, deliver the Leased Premises "as is" but nevertheless such that they conform to LESSOR'S standard Building specifications, except that LESSOR specifically agrees that prior to its delivery of the Premises to the LESSEE, LESSOR shall at its sole cost and expense: Repaint the Premises; repair/replace carpeting as and where necessary based on extraordinary current wear; and prepare LESSOR's basic and standard infrastructure for LESSEE's laboratory space, and otherwise to construct and install the alterations contained within LESSOR's Work as set forth more specifically in section 33 of this Lease. The space delivered to LESSEE shall be as set forth on the space plan and specifications attached hereto as Exhibit C. All laboratory equipment, (not specifically included in LESSOR's Work as contemplated by paragraph 33 hereof), including but not limited to hoods, vacuum pumps and RODI water system(s) shall be provided and installed at LESSEE's sole cost and expense.

         12. ASSIGNMENT, SUBLETTING. LESSEE covenants and agrees that neither this Lease, nor the estate hereby granted, nor any interest therein will be assigned, mortgaged, pledged, encumbered or otherwise transferred, and that neither the Leased Premises, nor any part thereof, will be encumbered in any manner by reason or by act or omission (where LESSEE has a legal duty to act) of LESSEE, or used or occupied, or permitted to be used or occupied, by anyone other than LESSEE, its servants, agents and employees, or for any use or purpose other than as above stated, or be sublet, without in each case LESSOR's prior written consent, which shall not be unreasonably withheld. Notwithstanding the foregoing, LESSEE shall have the right, without the prior consent of the LESSOR, to assign this Lease and to sublet any portion of the Leased Premises to any person or entity (a) controlling, controlled by, or under common control with LESSEE, (b) acquiring all or substantially all of the assets of the LESSEE, or
(c) with or into which LESSEE merges or consolidates; provided in each instance the LESSEE shall remain at all times directly, primarily and severally liable for the performance of all terms and conditions of this Lease, in conjunction with any other such entity.

         The grounds upon which LESSOR may reasonably withhold its consent are as follows:

         (i) The prospective assignee's or sublessee's intended use of the Premises is not identical to the permitted uses set forth in the Lease; or,

         (ii) The nature, character, class and standards of the prospective assignee's or sublessee's business will not be consistent with those of other lessees in the Building or will not conform to the mix of other lessees in the Building at that time; or,

         (iii) The financial net worth, and reliability of the prospective assignee or sublessee, including any additional written and direct personal or corporate guarantees, is not in Landlord's reasonable judgment at least equivalent to that of DynaGen, Inc. as measured at the point of execution of this Lease; (provided however that if the proposed assignment or sublet occurs during the Extended Term (i.e. after the original five (5) years), then the financial net worth of the prospective assignee or sublessee shall be equivalent to that of DynaGen, Inc. as measured at the point of execution of this Lease, but said net worth standard to be adjusted by increasing by the cumulative increases in the Consumer Price Index, All Items, All Urban, occurring from the date of this Lease to the date of the proposed assignment or subletting). The prospective assignee or sub-lessee must produce to LESSOR if available, a verified and current audited financial statement prepared within the then past three years, (or if non has been prepared by said prospective assignee within the then past three years, a CPA certified current financial statement); and such other reasonable documentation as is material in making such a determination; or,

         (iv) The operations of the prospective assignee or sub-lessee will violate any exclusive or other rights given any other lessees in the Building; or,

         (v) The failure of LESSOR's mortgage lender(s) to consent.

         LESSOR, in addition to Annual Base Rent and Additional Rent, shall be entitled to the full amount of any and all sums assessed or collected by LESSEE in whatever form, attributable to the assignment or sublease or other transfer of LESSEE's interest in this Lease or the Leased Premises (except for a sublease under clause (ii) below), which exceed said Annual Base Rent or Additional Rent hereunder, (therein, "Rent Mark-Up"), after deduction of LESSEE's reasonable costs and expenses to procure said assignment or sublet, including brokers' fees and commissions, attorneys' fees, and any build-out costs (approved by Landlord in advance, said approval not to be unreasonably withheld or delayed), which costs and expenses shall in no event be deducted from any payments to LESSOR due in the form of Annual Base Rent, Additional Operating Expense Rent, Additional Tax Escalation Rent, or other sums payable to LESSOR under this Lease other than the aforesaid excess amount on assignment or subletting.

         Notwithstanding any LESSOR's consent to any assignment or subletting, as contemplated above, or in any circumstances other than a LESSOR's recapture of the entire premises as contemplated below, LESSEE shall remain primarily liable to LESSOR for the payment of all Annual Base Rent and all other Rent hereunder, and for the full performance of the covenants and conditions of this Lease to be performed by LESSEE; and after a default by LESSEE in such payment or performance which continues after any applicable notice and cure period, LESSOR may collect all sums due as Annual Base Rent or other Rent directly from the assignee or subtenant.

         Notwithstanding the foregoing, in the event that LESSEE desires to sublet any portion of the Leased Premises, then the following shall apply:

         (i) if the proposed sublet is on the basis where a demising wall is to be erected by LESSEE or the subtenant, separating their spaces in whole or in part, pursuant to an agreement with a bona fide third party subtenant, at any time during the sublet, then LESSOR shall be granted its Recapture Rights as set forth below as the portion of the Leased Premises to be so sublet; or,

         (ii) if the proposed sublet is on the basis where there will be no demising wall erected, separating their spaces in whole or in part, and the subtenant is reasonably expected to utilize up to (but not more than) fifty (50%) percent of the facilities comprising the Leased Premises, then LESSOR's Recapture Rights shall not apply; or,

         (iii) if the proposed sublet is on the basis where there will be no demising wall erected, separating their spaces in whole or in part, and the subtenant is reasonably expected to utilize more than fifty (50%) percent of the facilities comprising the Leased Premises, then LESSOR's Recapture rights shall apply as to the entire Leased Premises.

         In all instances set forth above where reference is made to LESSOR's Recapture Rights, those rights shall consist of the following: LESSEE, in each instance where Landlord's Recapture Rights apply, shall notify the LESSOR in writing, stating its intention to sublet and the target date of the proposed sublet (which shall not be less than one hundred twenty (120) days from the date of said notice to LESSOR). LESSOR shall have a period of ninety (90) days from the date it receives such notice to exercise an election to recapture that portion of the Leased Premises to be sublet, in LESSOR's sole discretion and without any obligation to so elect, whatsoever, notwithstanding the circumstances, and without prejudice to or waiver of any of LESSOR's rights or LESSEE's continuing obligations hereunder. LESSEE shall provide LESSOR with all material information relative to LESSOR making an informed decision concerning said sublet, immediately upon LESSOR's request. If LESSOR elects to recapture the Leased Premises (or applicable portion thereof), it shall send written notice thereof to LESSEE; and LESSEE shall be irrevocably bound to surrender and vacate the Leased Premises (or applicable portion thereof) as if the Lease Term had expired on the date set forth in the LESSEE's initial notice to LESSOR; and provided LESSEE vacates and surrenders on said date, without being in default of any provision hereof as of said date, this Lease shall be null and void and without recourse to either party hereto (but for terms and conditions contemplated herein to survive termination of this Lease). LESSEE shall not be entitled to any payments, commissions, credits, offsets, or any kind or nature arising from said sublet, nor shall any individual or entity acting by, through, or under LESSEE be so entitled. Once an election to recapture is made by LESSOR, LESSEE shall be subject to the penalties for holding over set forth in this Lease, if it fails to vacate and surrender the Leased Premises (or applicable portion thereof) by the date stated in the notice, or if it fails to discharge (or cause its lenders or others with which LESSEE has dealt to discharge) any and all liens or other encumbrances, notices, or restrictions on its leasehold or contractual interest in and to the Leased Premises as of said date. Nothing in this section or paragraph shall require LESSOR to make an election to recapture the Leased Premises (or applicable portion thereof), and nothing in the aforesaid process shall relieve LESSEE of its inability under this Lease should LESSOR elect not to take back the Leased Premises (or applicable portion thereof). Notwithstanding the foregoing, LESSEE shall have ten (10) days from LESSOR's notice of its election to recapture, to withdraw its proposal to sublet in writing delivered to LESSOR, whereupon the LESSOR's election shall be deemed rescinded and LESSEE shall remain in the Leased Premises, without sublet. LESSEE may only exercise this withdrawal right a maximum of once within each Lease Year. Should LESSOR elect not to recapture the Leased Premises, then LESSEE shall have a period of one hundred twenty (120) days from the date of LESSOR's notice of such election (or if LESSOR delivers no notice of any election, then one hundred twenty (120) days from the expiration of LESSOR's ninety (90) day response period) to execute its sublease agreement and commence the subtenancy, without the necessity for any additional notices to LESSOR under this section. New notice by LESSEE to LESSOR shall be required after expiration of said one-hundred twenty (120) day period. Time is of the essence in all notices and elections made hereunder.

         13. SUBORDINATION. This Lease shall be subject and subordinate to any and all instruments of record, mortgages, and other instruments in the nature of a mortgage, extant or coming into existence at any time hereafter, and LESSEE shall, when requested, promptly within fifteen (15) days of request, execute and deliver such written instruments (on LESSOR's lender's form) as shall be necessary to show the subordination of this Lease to said instruments of record, mortgages, or other such instruments in the nature of a mortgage. LESSOR, prior to the Phase I Delivery Date and within 21 days of any refinancing or additional financing of the building and/or property, shall provide LESSEE with a Non-Disturbance, Attornment and Subordination Agreement, recognizing the rights of LESSEE under this Lease. LESSEE acknowledges that an agreement substantially in the form attached hereto as Exhibit G, shall satisfy the foregoing requirements.

         14. LESSOR'S ACCESS. LESSOR or agents of LESSOR may at reasonable times and upon advance reasonable notice (except in emergency situations) enter to view the Leased Premises and may remove any signs not approved and affixed as herein provided, and may make repairs and alterations as LESSOR should elect to do and repairs which LESSEE is required but has failed to do (but only after notice and an opportunity to repair being provided to LESSEE within the applicable cure period under this Lease), and may show the Leased Premises to prospective mortgagees, appraisers, brokers, prospective purchasers, and within twelve months of the expiration of the Term or on any default other prospective tenants. Additionally, to the extent necessary to service other portions the Premises or the Common Areas or other tenant spaces in the Building; LESSOR may add, relocate, or maintain a chase, pipes, conduits, or ducts, within the Premises provided the aforesaid do not materially interfere with LESSEE's use of the Premises or its aesthetics. Any entry by LESSOR, its agents, employees or independent contractors onto the Premises under this section 14 shall be done in such manner as to minimally interfere with the business conducted thereon by LESSEE, and undertaken with reasonable steps to protect LESSEE's property.

         15. SNOW REMOVAL. LESSOR, at its sole expense, shall keep the walkways, sidewalks, entry ways and parking areas reasonably clear of snow and ice. Notwithstanding the foregoing, however, LESSEE shall hold LESSOR harmless from any and all claims by LESSEE's agents, representatives, employees or business invitees for damage or personal injury resulting in any way from snow or ice on any area servicing the Building, unless such claims arise from the negligence or willful misconduct of LESSOR or its agents, employees or independent contractors.

         16. ACCESS AND PARKING. LESSEE shall be granted the right, at current rates (which may be increased form time to time to reflect market increases, to park twelve (12) cars in the building's on-site indoor parking lot or facility in single or tandem spaces, or on a valet basis, which LESSOR in its sole discretion shall designate from time to time; (at all times hereunder LESSEE to be entitled to four single spaces from among those twelve). LESSOR initially designates an appropriate proportion of the same single and tandem area as is used by the lessee presently vacating the Building, as the LESSEE's initial parking area. The initial parking rate therefore shall be $100.00 per month, per car, which monthly rate shall be subject to and reflective of periodic market changes. Additionally, LESSEE shall be entitled to twelve (12) additional parking spaces in the garage (not owned by LESSOR) at 808 Memorial Drive Cambridge, so long as they are available to LESSOR during the Term of this Lease, at an initial parking rate of $90.00 per month, per car, which monthly rate shall be subject to and reflective of periodic market changes and upon thirty (30) days prior written notice to LESSEE. Said garage, lot, or facility, as the case may be, plus any stairs, walkways or other means of ingress or egress controlled by the Lessor shall not in any case be considered extensions on the Leased Premises. LESSEE will not obstruct in any manner any portion of the Building or the walkways or approaches to the Building, and will conform to all reasonable and non-discriminatory rules now or hereafter made by LESSOR for parking, (but which rules shall in no event limit LESSEE's right to its twelve
(12) indoor parking spaces), and for the access and egress, security, care, use, or alteration of the Building, its facilities and approaches. LESSEE further warrants that LESSEE will not permit any employee or visitor to violate this or any other covenant or obligation of LESSEE. No vehicles shall be stored or left in any parking area for more than three nights without LESSOR's written approval. Unregistered or disabled vehicles, or storage trailers of any type, may not be parked overnight any time. LESSEE agrees to assume all expense and risk for the towing of any misparked vehicle belonging to LESSEE or LESSEE's agents, employees, business invitees, or callers, at any time. For the purpose of this section the term "space" shall mean general access for one motor vehicle. All vehicles shall be parked and left on the premises at their owners' sole risk and LESSOR shall not be liable for any damages caused to said vehicles while they are parked or left on the premises.

         Additionally, both parties acknowledging that the garage is currently full, LESSOR shall make reasonable efforts to provide an additional number of parking spaces within the

Building's garage, as such spaces may become available in the future; however, LESSOR shall not be obligated to violate any other exclusive rights granted in existing or future leases.

         17. LESSEE'S AND LESSOR'S LIABILITY INSURANCE. LESSEE shall be solely responsible as between LESSOR and LESSEE for deaths or personal injuries to all persons whomsoever caused or occurring in or on the Leased Premises from whatever cause arising, (unless caused by the negligent acts or omissions or willful misconduct of LESSOR or its employees, agents or independent contractors), and damage to property to whomsoever belonging caused or occurring in or on the Leased Premises to the extent arising out of the use, control, condition or occupation of the Leased Premises by LESSEE (except to the extent such damage arises out of the negligence or willful misconduct of LESSOR or its employees, agents, or independent contractors); and LESSEE agrees to indemnify and save harmless LESSOR from any and all liability, reasonable expenses, damage, causes of action, suits, claims or judgments caused by any such deaths, personal injuries or damages to property, except to extent caused by the negligence or willful misconduct of LESSOR, its employees, agents or independent contractors. During the Lease Term LESSEE will secure and carry at its own expense a comprehensive general liability policy insuring LESSEE against any claims based on bodily injury (including death) arising out of the condition of the Leased Premises or their use by LESSEE, such policy to insure LESSEE against any claim up to One Million ($1,000,000.) Dollars for personal injury or damage to property. LESSOR and its lenders (of which LESSEE is given written notice) shall be included in such policy as additional insureds, as their interests may appear, from time to time. LESSEE will promptly file with LESSOR certificates showing that such insurance is in force, and thereafter will file renewal certificates prior to the expiration of any such policies. All such insurance certificates shall provide that such policies shall not be canceled without at least thirty (30) days prior written notice to each insured named therein.

         During the Lease Term LESSOR shall secure and maintain a policy of commercial general liability insurance covering LESSOR on an occurrence basis in an amount not less than $1,000,000.00 for claims based on bodily injury (including death), personal injury, and property damage relating to the Building and the property on which the building is located; and a policy of insurance covering the building and other improvements on the property on which the building is located for direct risk of physical loss on an occurrence basis, in an amount equal to the replacement costs of the Building and such other improvements (exclusive of tenant improvements owned by such tenants) in at least the minimums required by LESSOR's lendors.

         LESSOR and LESSEE covenant that with respect to any insurance policy required hereunder to be carried by either, such insurance shall provide for the waiver by the insurance carrier of any subrogation rights against the other; where such waiver of subrogation rights does not require the payment of an additional premium or, if an additional premium is required, the other party pays such premium within a reasonable time after written notice thereof if it elects to have the benefits of such protection.

         18. FIRE, CASUALTY, EMINENT DOMAIN. Should a substantial portion of the Leased Premises, or of the property of which they are a part, be substantially damaged by fire or other casualty, or be taken by eminent domain, LESSOR may elect to terminate this Lease by written notice to LESSEE within ninety (90) days after such damage occurs, provided LESSOR terminates the leases for other tenants in the Building, similarly affected by such damage. When such fire, casualty, or taking renders the Leased Premises substantially unsuitable for their intended use and no termination has been elected by LESSOR, a just and proportionate abatement of rent shall be made from the date of such damage until repairs have been substantially completed, and LESSEE may elect to terminate this Lease if: (a) LESSOR fails to give written notice within ninety (90) days of intention to restore Leased Premises, or (b) LESSOR fails to restore the Leased Premises to a condition substantially suitable for their intended use within one hundred eighty (180) days of said fire, casualty or taking. LESSOR reserves all rights for all damages or injury to the Leased Premises for any taking by eminent domain; except for damage to LESSEE's moveable fixtures, property or equipment, or moving expenses, which are specifically allocated to LESSEE by the taking authority or arbitrators.

         19. BROKERAGE. LESSEE and LESSOR each warrants and represents to the other that they have dealt with no broker or third person with respect to this Lease or the Leased Premises or Building entitled to a commission as a result of this Lease other than The Abbey Corp and Fallen Hines & O'Connor, whose fee shall be paid by LESSOR; and LESSOR and LESSEE each agree to indemnify and hold harmless the other from any fees, expenses, or damages arising from breach of the above warranty.

         20. SIGNS. LESSEE shall have the right to have its name included on any central directory maintained by LESSOR listing the building's other tenants. LESSOR authorizes LESSEE, if desired, to display one sign (which may bear LESSEE's logo) on LESSEE's office entrance door consistent with similar signs of other tenants. LESSEE shall obtain the written consent of LESSOR before erecting any sign on the Leased Premises, which consent may be conditioned on compliance with LESSOR's requests as to size, wording, and location of such signs, but which shall not be unreasonably withheld or delayed.

         21.  DEFAULT,  BANKRUPTCY AND  ACCELERATION OF RENT. In the event that:
(a) LESSEE shall default in the payment of the security deposit or any installment of Annual Base Rent or any Additional Operating Expense Rent or Additional Tax Escalation Rent or other Rent or other payments due LESSOR hereunder, and such default shall continue for ten (10) days after written notice thereof; or (b) LESSEE shall default in the observance or performance of any other of LESSEE's covenants, agreements, or obligations hereunder and such default shall not be corrected within thirty (30) days after written notice thereof, or such longer period as is necessary to effectuate a cure provided LESSEE promptly proceeds to cure and diligently pursues such resolution to completion, but not longer than ninety (90) days; (c) LESSEE shall be declared bankrupt or insolvent according to law, or if any voluntary or involuntary petition for bankruptcy is filed against LESSEE and not discharged within 60 days from filing; or if any assignment shall be made of LESSEE's property for the benefit of creditors; then, while such default continues, and without demand or further notice, LESSOR shall have the right to re-enter and take complete possession of the Leased Premises, to declare the term of this Lease ended, and to remove LESSEE's effects, without being guilty of any manner of trespass and without prejudice to any remedies which might be otherwise used for arrears of rent or other default or breach of covenant. LESSEE shall indemnify LESSOR against all loss of Annual Base Rent, Additional Operating Expense Rent, and Additional Tax Escalation Rent and all other payments which LESSOR may incur by reason of such termination during the remainder of the Lease Term, it being expressly understood that LESSOR shall use reasonable efforts to relet the Leased Premises and collect all rents from such reletting. If LESSEE shall default, after reasonable notice thereof, in the observance or performance of any conditions or covenants on LESSEE's part to be observed or performed under or by virtue of any one of the provisions in any section of this Lease, LESSOR, without being under any obligation to do so and without thereby waiving such default, may after notice to LESSEE and the expiration of any applicable cure period, remedy same for the account and at the expense of LESSEE (including but not limited to application of any or all of the Security Deposit held by LESSOR in accordance with section 5 of this Lease). If LESSOR pays or incurs any obligations for the payment of money in connection therewith, including but not limited to reasonable attorney's fees in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred, with interest at the rate of fifteen percent per annum and costs, shall be paid to LESSOR by LESSEE as additional rent. Upon default of this Lease by LESSEE, and because the payment of Rent in monthly installments is for the sole convenience of LESSEE, the entire balance of Rent which would accrue hereunder shall at the option of LESSOR become immediately due and payable. LESSOR hereby acknowledges its obligation to mitigate its damages in the event of a default by LESSEE. Notwithstanding the foregoing, LESSEE agrees to pay reasonable attorney's fees incurred by LESSOR in enforcing any or all obligations of LESSEE under this Lease at any time.

         22. NOTICE. Any notice from LESSOR to LESSEE relating to the Leased Premises or to the occupancy thereof shall be deemed duly served if left at the Leased Premises addressed to LESSEE, or if sent to the Leased Premises by certified mail, return receipt requested, postage prepaid, addressed to LESSEE; with a copy to Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, Massachusetts 02110. Any notice from LESSEE to LESSOR relating to the Leased Premises or to the occupancy thereof shall be deemed duly served if delivered to LESSOR by certified mail, return receipt requested, postage prepaid, addressed to: The Abbey Corp., 575 Boylston Street, Boston, Massachusetts 02116 or at LESSOR's last address designated by written notice to LESSEE. Notice shall be deemed given at the earlier of the date of actual delivery or if by certified mail, three (3) business days after posting with the U.S. Postal Service. Time is of the essence in delivery of any notice, and the performance of any obligations relating thereto.

         23. OCCUPANCY. In the event that LESSEE remains on the Premises after the agreed termination date of this Lease without the written permission of LESSOR, then all other terms of this Lease shall continue to apply, except that LESSEE shall be liable to LESSOR for any loss, damages or expenses incurred by LESSOR, and all Annual Base Rent and other Rent shall be due in full monthly installments at a rate of three hundred (300%) percent of that which would otherwise be due under this lease, it being understood between the parties that such extended occupancy as a tenant at sufferance is solely for the benefit and convenience of LESSEE.

         24. RULES AND REGULATIONS. LESSEE and LESSEE's servants, employees, agents, invitees and licensees shall observe faithfully and comply strictly with such reasonable and non-discriminatory rules and regulations governing the use of the Building and site and all common areas as LESSOR may from time to time, adopt, provided LESSEE receives reasonable advance notice of such rules and regulations and such rules and regulations do not conflict with the express provisions of this Lease or unreasonably interfere with LESSEE's use of the Leased Premises for its permitted purposes hereunder.

         25. OUTSIDE AREA. No goods or things of any type or description shall be held or stored outside the Leased Premises at any time without the express written approval of LESSOR, except bicycles which shall be stored only in the bicycle rack to be provided by LESSOR.

         26. ENVIRONMENT. LESSEE will so conduct and operate the Leased Premises as not to interfere in any way with the use and enjoyment of other portions of the same or neighboring buildings by others, by reason of offensive odors, smells, noise, accumulation of garbage or trash, vermin or other pests or otherwise and will, at its expense, employ a professional pest control service if necessary as a result of LESSEE's operations. LESSEE agrees to maintain efficient and effective device for preventing damage to heating equipment from harmful solvents, degreasers, cutting oils, and the like, which may be used within the Leased Premises. No hazardous wastes, radioactive materials or chemical or harmful biological agents or materials of any sort shall be stored or allowed to remain within the Leased Premises at any time, except after written notice to LESSOR, with LESSEE providing a general list of all such substances inclusive of approximate quantities and "MSDS" sheets; LESSEE to comply at all times with all applicable federal, state, and local laws, ordinances, regulations and administrative orders governing the use, handling, storage, transportation and disposal of all such materials, as well as LESSOR's rules and regulations governing the handling, storage, transportation and disposal of all such materials within the Building and Common Areas, said
LESSOR's rules and regulations to be administered in a uniform and non-discriminatory manner as to all tenants similarly situated.

         Prior to vacating the Leased Premises at the end of the Term (or any applicable extension), or sooner in the event of a default hereunder, LESSEE at its sole cost and expense shall provide LESSOR and Owner with an environmental audit by a qualified environmental engineering firm satisfactory to LESSOR. The aforesaid environmental audits shall duly recognize the substances and materials used by the LESSEE in its laboratory and office operations on the Leased Premises during the Lease Term (the "Known Substances"), and shall confirm to LESSOR's reasonable satisfaction that the Leased Premises are free from any and all contaminants, pollutants, radioactive materials, hazardous wastes or materials, bacteriological agents or organisms which would render the Leased Premises in violation of G.L. c. 21E, CERCLA, or SARA, or any regulations of the NRC, as they may be amended, or supplemented by administrative regulations, from time to time; arising from and based on the Known Substances. LESSEE shall be responsible to LESSOR (and any Lenders to the Building) for any and all environmental hazards or conditions which preclude or condition the foregoing confirmation due from LESSEE as contemplated above, to the extent said hazards or conditions are reasonably attributable to the Known Substances and LESSEE's activities and use of their space.

         27. RESPONSIBILITY. LESSOR shall not be held liable to anyone for loss or damage caused in any way by the use, leakage or escape of water or for cessation of any service rendered customarily to said Leased Premises or buildings or agreed to by the terms of this Lease, due to any accident, to the making of repairs, alterations or improvements, to labor difficulties, weather conditions, or mechanical breakdowns, to trouble or scarcity in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for said building, or to any cause beyond the LESSOR's reasonable immediate control, except to the extent that such loss or damage is caused by the negligence or willful misconduct of LESSOR or its agents, employees, or independent contractors.

         28. SURRENDER. LESSEE shall at the expiration or other termination of this Lease remove all of LESSEE's personal property, goods and effects from the Leased Premises. LESSEE shall deliver to LESSOR the Leased Premises and all keys, locks, thereto, and other fixtures and equipment connected therewith (excluding LESSEE's trade fixtures and equipment) and all alterations, additions and improvements made to or upon the Leased Premises, including but not limited to any plumbing and plumbing fixtures, air conditioning equipment and ductwork of any type, exhaust fans or heaters, water coolers, burglar alarms, telephone wiring, telephone equipment, wooden or metal shelving which has been bolted, welded or otherwise attached to any concrete or steel member of the Building, compressors, air or gas distribution piping, and all electrical work, including but not limited to lighting fixtures of any type, wiring, conduit, EMT, distribution panels, bus ducts, raceways, outlets and disconnects to the extent that LESSOR constructs or installs such fixtures, alterations, additions and improvements at LESSOR's expense. Notwithstanding any contrary provision of this Lease, at the end of the Lease Term, and absent any default, LESSEE shall have the right to remove from the Leased Premises its trade fixtures and personal property and any fixtures, alterations, additions and improvements installed by LESSEE or at LESSEE's cost and expense subsequent to the Commencement Date, including without limitation the fixtures and equipment listed on Exhibit F hereto, provided that LESSEE shall repair any damage to the Leased Premises caused thereby. LESSEE shall deliver the Leased Premises in as good condition as existed on the Commencement Date, reasonable wear and tear and damage by fire, eminent domain, or other casualty only excepted. In the event of LESSEE's failure to remove any of LESSEE's property from the premises, LESSOR is hereby authorized, without liability to LESSEE for loss or damages thereto and at the sole risk of LESSEE to remove and store any such property at LESSEE's expense, or to retain same under LESSOR's control or to sell at public or private sale, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property which shall be conclusively deemed to have been abandoned.

         29. QUIET ENJOYMENT. So long as LESSEE keeps, observes and performs each of the terms herein contained on the part of LESSEE to be kept, observed and performed, LESSEE shall quietly enjoy the Leased Premises without hindrance or molestation by LESSOR, or any party claiming any interest in the Building under or through the LESSOR.

         30. LESSOR'S SERVICES. LESSOR will provide elevator facilities serving the Leased Premises at all times, subject to reasonable security regulations for use at times other than Normal Business Hours. LESSOR shall, at LESSOR's expense, furnish LESSEE such cleaning service as is described in Exhibit D hereto. Except as set forth on Exhibit D, LESSOR shall not be responsible for cleaning LESSEE's research laboratories.

         31. GENERAL. The invalidity or unenforceability of any provision of this Lease shall not affect or render invalid or unenforceable any other provision hereof. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that LESSOR shall be liable only for obligations during LESSOR's ownership of the Building or Landlord's interest under this Lease, occurring as of the beginning of the term of this Lease, or thereafter while LESSOR of the entire Property. The obligations of LESSOR shall not be binding upon any director, officer, shareholder, partner, trustee or beneficiary of LESSOR. Notwithstanding the definition herein of "Commencement Date," "Termination Date," or "Term," or LESSOR's obligations to deliver the Premises, this Lease shall be binding and enforceable as against the parties hereto as of the date of its execution.

         32. WAIVERS, ETC. No consent or waiver, express or implied, by LESSOR or LESSEE, to or of any other breach of the other party of any covenant, condition or duty of that party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty. If LESSEE is several persons or a partnership, LESSEE's obligations are joint or partnership and also several. Unless repugnant to the context, "LESSOR" and "LESSEE" mean the person or persons, natural or corporate, named above as LESSOR and as LESSEE respectively, and their respective heirs, executors, administrators, successors and assigns.

         33. LESSOR'S OBLIGATION TO "BUILD OUT" AND DELIVER LEASED PREMISES. The Leased Premises shall be delivered in an "as is" condition without representation or warranty as to the suitability of the Leased Premises for LESSEE's particular uses and activities (but for the representations and warranties set forth in paragraph 8 hereof); except that the LESSOR, at LESSOR's expense, shall: Repaint the Premises; repair/replace carpeting as and where necessary based on its current wear to put the carpeting in the Leased Premises in good condition; prepare LESSOR's basic and standard infrastructure for LESSEE's laboratory space; and provide lighting and electrical distribution in the Premises in accordance with the building standards; as further set forth in paragraph 11 hereof; and otherwise construct and install the alterations, improvements, fixtures and equipment shown and or described on Exhibit C (in its component parts, inclusive of "Addendum to Exhibit C"), attached to this Lease (collectively, the "LESSOR's Work"). Any specialized construction required to satisfy LESSEE's laboratory needs shall be LESSEE's sole responsibility (and may be provided by LESSOR based on separate agreement as to cost and timing), (See, separate schedule of additional costs dated June 18, 1997 and attached at end of Exhibit C).

         LESSOR shall perform its LESSOR's Work on the Premises, and shall deliver said Premises subsequent to completion of LESSOR's Work, in two phases:
"Phase I" shall consist of LESSOR's Work on the portions of the Premises dedicated to office and general use (i.e., the "Office Space" consisting of approximately 9,759 square feet as shown on Exhibit A - 1 attached to this Lease) and other portions of the Building common areas needed for LESSEE to use and occupy the Office Space; and "Phase II" shall consist of LESSOR's Work other than as included in Phase I (i.e., approximately 2,503 square feet mostly dedicated to laboratory use). Upon substantial completion of LESSOR's Work in Phase I, it shall notify LESSEE in writing, in the form attached hereto as Exhibit E - 1, of the completion of said LESSOR's Work and the delivery of that portion of the Premises to LESSEE. The date of completion of LESSOR's Work as stated on said notice to LESSEE is referred to as the "Phase I Delivery Date." Upon substantial completion of LESSOR's Work in Phase II, it shall notify LESSEE in writing, in the form attached hereto as Exhibit E - 2, of the completion of said LESSOR's Work and the delivery of that portion of the Premises to LESSEE. The date of completion of LESSOR's Work as stated on said notice to LESSEE is referred to as the "Phase II Delivery Date."

         LESSOR shall deliver its Phase I Delivery Date notice upon its completion of LESSOR's Work on Phase I, on or about September 1, 1997 but no later than September 15, 1997; and LESSOR shall deliver its Phase II Delivery Date notice upon LESSOR's completion of LESSOR's Work on Phase II on or about October 1, 1997, but no later than November 1, 1997. LESSOR's obligations to complete as stated above shall be extended on a day to day basis by its inability to complete due to governmental restrictions; strikes; lockouts; shortage or labor or materials; civil commotion; extreme weather or environmental conditions; or acts of God.

         LESSOR shall complete LESSOR's Work in a good and workmanlike manner, according to the plans and specifications attached hereto as Exhibit C, in compliance with applicable laws, codes, ordinances and regulations. The term "substantial completion" as used herein shall mean the completion of all work in that respective Phase I or Phase II as the case may be, in accordance with the plans and specifications; but for commonly accepted "punchlist items," which shall be in the process of being completed (or which need to be completed at the end of all the Work) and which do not materially interfere with LESSEE's ability to use the space being delivered for its intended purpose (e.g. office space for office use; laboratory space for laboratory use). LESSOR shall complete its punchlist work within thirty (30) days after the Phase II Delivery Date. Upon completion of LESSOR's Phase I Work and by its delivery notice attached hereto as Exhibit E - 1. LESSOR shall have certified that portion of the Leased Premises is valid for occupancy as office space; and subsequent to completion of LESSOR's Phase II Work, it shall deliver to LESSEE a certificate of occupancy for the laboratory space.

         If any change in the scope or timing of LESSOR's Phase I or Phase II Work is necessitated by any changes in the plans and specifications for LESSOR's work requested by LESSEE, or any additions thereto, then LESSOR in each instance, as soon as practicable under the circumstances, obtain an estimate of the increase in the cost of such change and/or any anticipated delay resulting therefrom. LESSEE must decide whether to proceed with such requested change as soon as practicable under the circumstances after receipt of LESSOR's estimate of cost and/or delay (but if occasioned by a change requested by LESSEE after commencement of the actual construction of the Phase I or Phase II Work, within forty-eight (48) hours). LESSOR's statement shall set forth the additional costs for any changes that result in additional work, and the credits against the original cost of the work for any changes that result in deletion from the original scope of work. If LESSEE decides to proceed, then it shall notify LESSOR in writing within said timeframes. Upon an affirmative decision by LESSEE to proceed, the cost of the change shall be paid to LESSOR immediately and in advance and the work shall be performed as part of the applicable Phase. Additionally, if LESSEE decides to proceed, any delay occasioned by the change shall extend, day for day, LESSOR's delivery obligations and deadlines hereunder accordingly (but shall not change the date on which the Interim Rent or the full Annual Base Rent would have commenced under LESSOR's construction schedule but for the change invoked by LESSEE; and each of those respective Rents shall be paid to LESSOR as of the dates they would have become due absent the LESSEE's changes, notwithstanding the provisions of the second paragraph of section 2 hereof to the contrary).

         LESSEE shall pay its pro rata share of Annual Base Rent and Additional Rent for any portion of the initial calendar month in which LESSOR makes delivery of the Leased Premises, on delivery, as contemplated in section 2 hereof.

         34. OPTION TO EXTEND. LESSEE, provided it is not then in default in each instance hereunder beyond any applicable cure periods shall have an option to extend the Lease Term, on the terms and conditions herein, for one (1) additional period of five

(5) years, with the Annual Base Rent to be the then current "Market Rent" (including annual escalations thereon for each year of the extended term, based on increases in the Consumer Price Index or fixed increases, as he case may be as determined by then prevailing market forces), (herein, the "Extended Term"). Said Extended Term shall commence, subject to proper exercise in each instance of LESSEE's option hereunder, on the Termination Date of the original Term, and shall terminate on that date which is the fifth anniversary of the Termination Date. For example, should the Termination Date be September 30, 2002, the Extended Term terminates on September 30, 2007.

         LESSEE shall exercise its option by delivering to LESSOR its written notice not later than August 30, 2001. "Market Rent" (which term shall include annual escalations) shall be that fair market rent charged for comparable first class research laboratory and office space in Cambridge as of the end of the original Term. If, after good faith attempts for thirty (30) days after LESSEE delivers notice to LESSOR, the LESSOR and LESSEE cannot agree on a figure representing Market Rent, then either party, upon written notice to the other, may request arbitration of the issue as provided in this section. Within fourteen (14) days of the request for arbitration, each party shall submit to the other the name of one unrelated individual or entity with proven expertise in the leasing of commercial real estate in greater Boston to serve as that party's appraiser. Each appraiser shall be paid by the party selecting him or it. The two appraisers shall meet within fourteen (14) days of their selection and collaboratively determine the Market Rent. They shall make their determination in writing, including a statement if such is the case, that they are at an impasse. Such a statement of impasse shall be submitted to the parties along with the Market Rent figure which each appraiser has selected and his reasons and substantiation therefor. The appraisers, in case of an impasse, shall also agree on one unrelated individual or entity with expertise in commercial real estate in greater Boston with at least seven (7) years experience dealing with real estate appraisals who shall evaluate the reports of the two original appraisers and within fourteen (14) days of submission of the issue to him, make his own determination as to a figure representing Market Rent. The determination of this individual or entity (i.e., arbitrator) absent, fraud, bias or undue prejudice shall be binding upon the parties. In no event shall "Market Rent" for the Extended Term be less than that figure payable by LESSEE during the last year of the Lease Term increased by the cumulative increase in the greater Boston Consumer Price Index All Urban, all items, since the last increase in Annual Base Rent.

         Annual Base Rent and Additional Rent during any Extended Term shall be payable in advance, in equal monthly installments on the first day of each calendar month.

         35. EXTENDED TERM ADDITIONAL RENT. LESSEE in addition to the sums payable annually to LESSOR as Annual Base Rent, shall pay to LESSOR for each year of any Extended Term, as Additional Operating Expense Rent, and Additional Tax Escalation Rent, LESSEE's Allocable Percentage (as determined by the approximate total rentable space leased), of any and all increases in operating expenses and taxes, as contemplated in Section 3 and 4 of this Lease, over Exhibit B attached hereto.

         36 ESTOPPEL CERTIFICATE. Upon not less than fifteen days prior written request by LESSOR, LESSEE shall execute, acknowledge and deliver to LESSOR a statement in writing certifying if true that this Lease is unmodified and in full force and effect and that LESSEE has at the time of such statement no defenses, offsets or counterclaims against its obligations to pay Annual Base Rent and Additional Operating Expense Rent and Additional Tax Escalation Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the same is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), and the dates to which the Annual Base Rent and any Additional Rent and other charges have been paid. Any such statement delivered pursuant to this Section may be relied upon by any prospective purchaser or mortgagee of the Premises, or any prospective assignee of any such mortgagee or the LESSOR.

         37. PRIOR NOTICE AS TO ADJACENT SPACE. LESSEE, provided it is not then in default hereunder, beyond any applicable notice and cure periods, shall be provided at least fifteen (15) days written notice prior to LESSOR's remarketing of the space adjacent to the Leased Premises hereunder on the fourth floor of the Building; subject to any existing exclusive rights to said space conferred on any other lessees in the Building. During said fifteen (15) day period, LESSOR shall entertain offers from and negotiate in good faith with LESSEE as to the market terms and conditions of any prospective occupancy of said adjacent space by LESSEE. Once said fifteen (15) day period has lapsed, LESSOR shall be free to actively market and negotiate with any party and, if discussions were initiated by LESSEE within said fifteen (15) day period, shall also negotiate with LESSEE in good faith as to said space. Notwithstanding the foregoing, LESSOR shall not be bound to consummate any transaction for said space with LESSEE.

         38. LESSEE'S LENDER. LESSEE intends to procure financing which will be secured by various articles of personal property, including inventory and equipment to be located in and upon the Leased Premises (the "Secured Personalty"), which Secured Personalty is to be covered by or described in one or more security agreements made and entered into by LESSEE. LESSOR agrees that none of the aforesaid collateral which is the subject of any security agreements granting a security interest to any of such lenders shall be subject to a claim for Rent or liable for any lien, right or claim of LESSOR that is senior to the claim of the lender. Furthermore, in the event the lender, its successors or assigns shall at any time exercise its or their right or power under said security agreements to take possession of or to remove the Secured Personalty; and if LESSOR receives at least ten (10) days prior written notice of the exercise of said rights with respect to any of the Secured Personalty, other than LESSEE's books and records (for which no advance notice shall be required), said notice to provide the name, address, phone number and contact persons in charge of the exercise of said lender's rights; LESSOR will not hinder the same or object thereto or interfere therewith, and LESSOR hereby consents to such taking of possession and removal of said Secured Personalty, regardless of the manner or degree of their attachment to the realty of the improvements thereon, and consents to the entry upon said Leased Premises for such purposes; provided that the secured lender shall observe LESSOR's reasonable rules and regulations governing the manner of removal of the Secured Personalty from the Leased Premises and the building, and further provided the secured lender will repair any and all damage occasioned by said removal, properly capping all pipes and repairing all holes and protrusions, and will pay LESSOR Rent at the daily rate set forth in this Lease for the Leased Premises if it occupies the Leased Premises for longer than one
(1) day. At LESSEE's request, LESSOR shall execute an instrument in favor of the secured lender confirming the terms of this section.

         39. GOVERNING LAW. This Lease constitutes the full and complete agreement between the LESSOR and LESSEE and shall be construed under and according to the laws of the Commonwealth of Mass. Any provision of this Lease which is deemed void or unenforceable shall not invalidate or render void or unenforceable the entire Lease. This Lease may only be modified by instrument in writing signed by both parties hereto (or their permitted successors and assigns).

         IN WITNESS WHEREOF, LESSOR AND LESSEE have hereunto set their hands and seals this 3rd day of July, 1997.

                                     LESSOR:

                                     RIVERTECH ASSOCIATES, LLC


                                     By:  /s/ Robert Epstein
                                          --------------------------------------
                                          Robert Epstein, Member/Manager

LESSEE:

DYNAGEN, INC.


By:  /s/ Indu A. Muni
   --------------------------
its duly authorized President